                                                                      EXHIBIT 12


                                AMAZON.COM, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                     PERIOD FROM
                                            THREE MONTHS                                             JULY 5, 1994
                                               ENDED              YEARS ENDED DECEMBER 31,         (INCEPTION) TO
                                             MARCH 31,    --------------------------------------     DECEMBER 31,
                                                1999         1998       1997       1996    1995         1994
                                            ------------  ---------   --------   -------   -----   --------------
                                                                      (IN THOUSANDS)
Net loss                                    $(61,667)     $(124,546)  $(31,020)  $(6,246)  $(303)       $(52)
Plus fixed charges:
  Interest expense including amortization
    of debt issuance costs                    16,688         26,639        326         5       -           -
  Assumed interest element included in
    rent expense(1)                            1,692          2,833        700        90       4           -
                                            --------      ---------   --------   -------   -----        ----
                                              18,380         29,472      1,026        95       4           -
                                            --------      ---------   --------   -------   -----        ----
Adjusted earnings (loss)                     (43,287)       (95,074)   (29,994)   (6,151)   (299)        (52)
Fixed charges                                (18,380)       (29,472)    (1,026)      (95)     (4)          -
                                            --------      ---------   --------   -------   -----        ----
Deficiency of earnings available to
  cover fixed charges                       $(61,667)     $(124,546)  $(31,020)  $(6,246)  $(303)       $(52)
                                            ========      =========   ========   =======   =====        ====

(1) Total rent expense for the period divided by three. This is the portion of rental expense which the Company believes to be representative on interest.